Exhibit 99.1

The Goldman Sachs Group, Inc. | 200 West Street | New York, New York 10282

HARVEY M. SCHWARTZ TO RETIRE FROM GOLDMAN SACHS, DAVID M. SOLOMON

TO SERVE AS SOLE PRESIDENT AND CHIEF OPERATING OFFICER

NEW YORK, March 12, 2018 – The Goldman Sachs Group, Inc. (NYSE: GS) today announced that Harvey Schwartz, the firm’s President and Co-Chief Operating Officer, has decided to retire effective April 20, 2018. David Solomon will serve as sole President and Chief Operating Officer of the firm upon Harvey’s retirement.

“Over his 20-year career at Goldman Sachs, Harvey has held leadership roles across a broad range of the firm’s operations – from Securities and Investment Banking to the Executive Office, where he served as Chief Financial Officer; and most recently, as President and Co-Chief Operating Officer. Harvey’s work ethic, command of complexity, and client focus have defined his career at the firm,” said Lloyd C. Blankfein, Chairman and CEO of Goldman Sachs. “Harvey has been a mentor to many, and his influence has made an indelible impact on generations of professionals at Goldman Sachs. I want to thank Harvey for all he’s done for the firm.”

“I look forward to continuing to work closely with David in building our franchise around the world, serving our expanding client base and delivering strong returns for our shareholders,” said Blankfein.

Background on Harvey Schwartz

Harvey has served in his current role since January 2017, and prior to that, served for four years as Chief Financial Officer, where he oversaw our most critical financial and risk management processes.

During Harvey’s tenure as Chief Financial Officer, he played a critical role in helping the firm adapt to significant changes in the regulatory environment. In the process, he served as a champion for the vital role of the Federation and contributed significantly to our culture of regulatory compliance.

Prior to being named Chief Financial Officer, Harvey served in a variety of leadership roles. From 2008 to 2013, he served as the global co-head of the Securities Division, where he was instrumental in overseeing growth in our client franchise across FICC and Equities. During the financial crisis, Harvey played an important role in the management of our risk exposures, even while we were meeting the significant needs of our clients.

From 2007 to 2008, Harvey served as global head of Securities Division Sales following his leadership of North American Sales. Prior to that, within Investment Banking, he co-headed the Americas Financing Group, which centralizes financing-related advice, origination and execution. Harvey was named managing director in 1999 and partner in 2002. He joined the firm in 1997 as a vice president.

The Goldman Sachs Group, Inc. is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

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Media Contact: Jake Siewert Tel: +1 212 902 5400	Investor Contact: Heather Kennedy Miner Tel: +1 212 902 0300